Exhibit 99.1

Company Contact:	The Investor Relations Company	Renmark Financial Communications
Paul A. Brown, M.D., Chairman	Karl Plath or Brien Gately	Henri Perron
(561) 478-8770	(847) 296-4200	(514) 939-3989

HearUSA Announces Completion of $2 Million Financing
and Substantial Improvement in Q3 Results

WEST PALM BEACH, Fla., October 3, 2003—HearUSA, Inc. (AMEX: EAR) announced today that it completed a private placement of $2 million of unsecured notes with a number of investors including three of HearUSA’s directors. The one-year notes bear interest at a rate of 15 percent for the first six months and 18 percent for the second. The financing also included seven-year warrants, which cannot be exercised during the first two years, to purchase a total of 720,000 shares of common stock. The outside lenders’ warrants are at a price of $1.25 per share while the participating directors’ warrants are priced at $1.31 per share. The financing was completed to pay Siemens Hearing Instruments, Inc. and be in compliance with the company’s supply agreement. If not repaid at the end of the one-year term, the notes will convert into common stock and the holders will be entitled to additional warrants.

Paul A. Brown, M.D., Chairman of the Board, announced that HearUSA expects to report third-quarter results during the first week of November. “Thanks to very strong September sales, we expect that the recently concluded third quarter will reflect an increase in revenues over the prior year period and a substantial decrease in the net loss as compared to the prior period,” stated Dr. Brown. The third quarter has traditionally been HearUSA’s softest because of the seasonal travel patterns of consumers from its largest customer base in the Southeast. The company said it expects fiscal 2003, which ends December 27, 2003, to be the strongest in the company’s 17-year history.

Stephen J. Hansbrough, Chief Executive Officer noted that “we believe the increased revenues and the success of our cost-control efforts have positioned HearUSA to continue to post improved year-over-year results. In addition to the benefits of the Helix acquisition, we continue to pursue acquisitions of smaller hearing care providers in our existing markets.”

About HearUSA
HearUSA provides hearing care to patients whose health insurance and managed care organizations have contracted with the company for such care and to retail “self-pay” patients. More than 157 centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Wisconsin, Minnesota, Missouri and Washington and the province of Ontario Canada. For additional information, click on “investor information” at our website www.hearusa.com.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include the statements concerning the expected results for the third quarter of 2003, the results for fiscal year 2003 and the intent to pursue acquisitions. Actual events could differ materially from those stated herein and depend on a number of risks and uncertainties, including the company’s ability to increase sales and control costs, the accuracy of management’s assumptions, effectiveness of the company’s marketing efforts and general industry and market conditions.